UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 20, 2011
Date of Report (Date of earliest event reported)
INTUIT INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21180	77-0034661

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2700 Coast Avenue
Mountain View, CA 94043
(Address of principal executive offices, including zip code)
(650) 944-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement
On January 20, 2011, Intuit Inc. (“Intuit”) entered into (i) a Second Amendment to Lease Agreement Phase 1, effective January 1, 2011 with Charleston Properties, to amend the Lease Agreement [Phase 1 — Buildings 1-5] effective July 31, 2003, as amended, and (ii) a Third Amendment to Lease Agreement Phase 2, effective January 1, 2011 with Charleston Properties, to amend the Lease Agreement [Phase 2- Buildings A-F] effective July 31, 2003, as amended, both relating to Intuit’s corporate headquarters in Mountain View, California (collectively, the “Amendments”).
The Amendments extend the terms of Intuit’s leases for office space in Mountain View, California through 2024 and 2026 for specific portions of the premises. The total expected rent through the end of the term is approximately $210 million, and the Amendments provide for options to further extend the lease for an additional ten (10) years at rates to be determined in accordance with the Amendments. The Amendments also contain a right of first offer to purchase portions of the premises, and a right of first offer to lease certain adjacent office space.
The foregoing is only a summary of the material terms of the Amendments, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amendments that will be filed as exhibits to Intuit’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intuit Inc.
Date: January 25, 2011	By:	/s/ R. Neil Williams
R. Neil Williams
Senior Vice President and Chief Financial Officer